                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): DECEMBER 20, 2000



                         Commission file number: 0-21888


                                 PETSMART, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                                  94-3024325
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                      Identification No.)


                              19601 N. 27TH AVENUE
                             PHOENIX, ARIZONA 85027
          (Address of principal executive offices, including Zip Code)


                                 (623) 580-6100
              (Registrant's telephone number, including area code)


                                      NONE
                          (Former name, former address,
                          if changed since last report)

GENERAL

The purpose of this report is to amend the registrant's Current Report on Form 8-K dated December 20, 2000 and filed January 4, 2001, relative to the acquisition of a controlling interest in PETsMART.com, Inc. This Report amends the information provided under Items 7(a) and 7(b).

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of Acquired Business

         (1)      For the Period Ended January 2, 2000

                  Report of Independent Accountants

                  Balance Sheet as of January 2, 2000

                  Statement of Operations for the period from February 25, 1999 (date of inception) through January 2, 2000

                  Statement of Stockholders' Equity for the period from February 25, 1999 (date of inception) through January 2, 2000

                  Statement of Cash Flows for the period from February 25, 1999 (date of inception) through January 2, 2000

                  Notes to Financial Statements

         (2) Unaudited Interim Condensed Financial Statements for the Period Ended October 29, 2000

                  Balance Sheet as of January 2, 2000 and October 29, 2000 (unaudited)

                  Statements of Operations (unaudited) for the period from February 25, 1999 (date of inception) through October 31, 1999 and for the ten months ended October 29, 2000

                  Statements of Cash Flows (unaudited) for the period from February 25, 1999 (date of inception) through October 31, 1999 and for the ten months ended October 29, 2000

                  Notes to Interim Condensed Financial Statements (unaudited)

(b)      Pro Forma Condensed Consolidated Financial Information (Unaudited)

         Basis of Presentation

         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of October 29, 2000

         Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended January 30, 2000 and for the thirty-nine weeks ended October 29, 2000

(c)      Exhibits

         2.1* Series F Preferred Stock Issuance and Contribution Agreement, dated as of December 20, 2000, by and among PETsMART.com, Inc., a Delaware corporation, PETsMART Direct, Inc., a New York corporation, and PETsMART, Inc., a Delaware corporation.

         2.2      Consent of PricewaterhouseCoopers LLC

         *Filed as part of the Registrant's Current Report on Form 8-K dated December 20, 2000, filed January 4, 2001, and incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on March 5, 2001.

                                                          PETSMART, INC.
                                                           (Registrant)


/s/      Thomas S. Liston
         ----------------
         Thomas S. Liston
         Executive Vice President and Interim Chief Financial Officer (Principal Financial Officer)



/s/      Mark R. Johnson
         ---------------
         Mark R. Johnson
         Vice President - Treasurer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PETsMART.com, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of PETsMART.com, Inc. at January 2, 2000, and the results of its operations and its cash flows for the period from inception (February 25, 1999) to January 2, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP


Los Angeles, California
February 4, 2000

                               PETSMART.COM, INC.
                                  BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    JANUARY 2,
                                                                                      2000
                                                                                    --------
                                     ASSETS
Current assets
       Cash and cash equivalents                                                      $ 26,350
       Accounts receivable, net of allowance for doubtful accounts of $29                  124
       Inventories, net                                                                    359
       Prepaid expenses and other current assets                                         1,341
                                                                                     ----------
            Total current assets                                                        28,174
       Property and equipment, net                                                       1,399
       Intangible assets, net                                                            8,696
                                                                                     ----------
            Total assets                                                              $ 38,269
                                                                                     ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
       Accounts payable                                                               $ 10,427
       Accrued liabilities                                                               5,000
       Due to related party                                                              3,908
       Notes payable, current portion                                                      104
                                                                                     ----------
            Total current liabilities                                                   19,439
Notes payable, net of current portion                                                      156
                                                                                     ----------
            Total liabilities                                                           19,595
                                                                                     ----------

Convertible preferred stock, $.001 par value; 19,770 shares authorized;
  19,064 shares issued and outstanding, actual                                          64,420

Commitments and contingencies (Note 9)

Stockholders' equity
       Common stock, $.001 par value; 70,000 shares authorized; 2,313 shares
         issued and outstanding                                                              2
       Additional paid-in capital                                                       17,504
       Deferred equity-based charges                                                    (8,656)
       Stockholders' notes receivable                                                   (2,553)
       Accumulated deficit                                                             (52,043)
                                                                                     ----------
            Total stockholders' equity                                                 (45,746)
                                                                                     ----------
            Total liabilities and stockholders' equity                                $ 38,269
                                                                                     ==========



   The accompanying notes are an integral part of these financial statements.

                               PETSMART.COM, INC.
                             STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)



                                                                                    From Inception
                                                                                (February 25, 1999) to
                                                                                     January 2, 2000
                                                                                   ----------------
Net revenues                                                                          $ 10,446
Costs of net revenues                                                                   16,739
                                                                                     ----------
       Gross margin                                                                     (6,293)
                                                                                     ----------

Operating expenses:
       Sales and marketing (includes equity-based charges of $443)                      33,919
       Product development (includes equity-based charges of $530)                       2,889
       General and administrative (includes equity-based charges of $1,569)              4,920
                                                                                     ----------
            Total operating expense                                                     41,728
                                                                                     ----------
Loss from operations                                                                   (48,021)
Other income, net of $14 interest expense                                                  526
                                                                                     ----------
            Net loss                                                                  $(47,495)
                                                                                     ==========


   The accompanying notes are an integral part of these financial statements.

                               PETSMART.COM, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                          DEFERRED
                                                             ADDITIONAL    EQUITY-    STOCKHOLDERS'   STOCKHOLDERS'       TOTAL
                                           COMMON STOCK       PAID-IN       BASED        NOTES         ACCUMULATED     STOCKHOLDERS'
                                        SHARES     AMOUNT     CAPITAL      CHARGES     RECEIVABLE       DEFICIT           EQUITY
                                        ------     ------     -------      -------     ----------       -------           ------
Issuance of Interpet, Inc.               17,240     $ 17       $ 1,191                  $   (80)                        $  1,128
   common stock
Issuance of Interpet, Inc.                3,867        4            35                                                  $     39
  restricted common stock

Reorganization:
  Retirement of Interpet, Inc.
    common stock and
    restricted common stock             (21,107)     (21)       (1,226)                      80                         $ (1,167)
  Issuance of
    PETsMART.com, Inc.
    common stock to former
    stockholders of Interpet, Inc.          576        1         1,246                      (80)                        $  1,167
Issuance of PETsMART.com, Inc.
  convertible preferred stock                                                            (1,962)                        $ (1,962)
Issuance of PETsMART.com, Inc.
  restricted common stock                 1,430        1           285                     (286)                        $      -
Exercise of common stock options            307        -           227                     (225)                        $      2
Deferred equity-based charges                                   11,198     $(8,656)                                     $  2,542
Deduction for beneficial
  conversion feature                                             4,548                                  $ (4,548)              -
Net loss                                                                                                 (47,495)       $(47,495)
                                          -----     ----       -------     -------       -------        --------        --------
Balance at January 2, 2000                2,313     $  2       $17,504     $(8,656)      $(2,553)       $(52,043)       $(45,746)
                                          =====     ====       =======     =======       =======        ========        ========



   The accompanying notes are an integral part of these financial statements.

                               PETSMART.COM, INC.
                             STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                           From Inception
                                                                                        (February 25, 1999) to
                                                                                           January 2, 2000
                                                                                          -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                      $(47,495)
Adjustments to reconcile loss to net cash used in operating activities:
       Depreciation and amortization                                                               978
       Equity-based charges                                                                      2,542
       Changes in operating assets and liabilities, net of acquisitions:
             Accounts receivable                                                                     6
             Inventory                                                                             114
             Prepaid expenses and other current assets                                          (1,341)
             Accounts payable and accrued liabilities                                           15,119
             Due to related party                                                                3,908
                                                                                            -----------
                   Net cash used in operating activities                                       (26,169)
                                                                                            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                                             (1,318)
Purchase of domain names                                                                           (67)
Acquisition of AcmePet.com                                                                      (4,000)
Acquisition of Mason Distributing Company                                                         (291)
                                                                                            -----------
                   Net cash used in investing activities                                        (5,676)
                                                                                            -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note payable                                                                          (32)
Proceeds from issuance of convertible preferred stock                                           57,060
Proceeds from issuance of common stock                                                           1,167
                                                                                            -----------
                   Net cash provided by financing activities                                    58,195
                                                                                            -----------

                                                                                            -----------
Net increase in cash and cash equivalents                                                     $ 26,350
                                                                                            ===========
Cash and cash equivalents, beginning of period                                                       -
Cash and cash equivalents, end of period                                                      $ 26,350

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash received for interest                                                                    $    540
Cash paid for interest                                                                        $     14



   The accompanying notes are an integral part of these financial statements.

                               PETSMART.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

  The Company is an online pet product retailer focused on providing pet supplies and services to consumers with pet-related content and community. The Company operates several Web sites including PETsMART.com, R.C.Steele.com and AcmePet.com.

  The Company was incorporated in the State of Delaware in February 1999, under the name of Interpet, Inc. In March 1999, the Company acquired substantially all of the assets of K&K Hansen, Inc. (dba Mason Distributing Company), a company engaged in the wholesale and distribution of pet-related products. In April 1999, the Company launched an online pet community Web-site called Pet.net.

  PETsMART.com, Inc. was incorporated in the State of Delaware in May 1999 effectively reorganizing Interpet, Inc. through an equity offering. In accordance with the terms of the equity offering, Interpet, Inc. ceased operations and all rights, title and interest in the shares of Interpet, Inc. were transferred to the newly incorporated PETsMART.com, Inc. in consideration for common stock of PETsMART.com, Inc. Simultaneously PETsMART.com, Inc. entered into an agreement with PETsMART, Inc. under which PETsMART, Inc. would provide product sourcing and fulfillment services for online sales made by PETsMART.com, Inc. The transaction has been recorded in the accompanying financial statements as a retirement of the previously outstanding common stock and an issuance of new common stock.

  In June 1999, the Company closed the Pet.net Web site and launched the Web sites PETsMART.com and R.C.Steele.com.

  In October 1999, the Company acquired substantially all of the assets of Digital Communities, Inc. (dba AcmePet.com), a company that operated a pet community Web site.

BASIS OF PRESENTATION

  The Company's financial statements reflect the financial position, results of operations and cash flows of the Company and its acquisition of AcmePet.com for the period from October 7, 1999, the date of the Company's acquisition, to January 2, 2000 and the acquisition of Mason Distributing Company for the period from March 31, 1999, the date of the Company's acquisition, to January 2, 2000. The Company's fiscal year ends on the Sunday nearest to December 31.

REVENUE RECOGNITION

  The Company's revenue is derived from retail and wholesale transactions of pet products. Revenue is recognized upon shipment of products to the end customer. Outbound shipping charges are included in net sales when the products are shipped. The Company records an allowance for estimated returns in the period of sale.

COST OF NET REVENUES

  The Company's cost of net revenues consist primarily of the costs of products sold to customers and costs of outbound and inbound shipping.

SALES AND MARKETING

  Sales and marketing expenses consist primarily of advertising and promotional expenditures, payroll, fulfillment costs and customer service activities.

                               PETSMART.COM, INC.

USE OF ESTIMATES

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

FINANCIAL INSTRUMENTS

  The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at historical cost. At January 2, 2000, the fair values of these instruments approximated their financial statement carrying amounts because of the short-term maturity of these instruments and the relatively stable interest rate environment.

CASH AND CASH EQUIVALENTS

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. Any such investments are carried at cost plus accrued interest, which approximates fair value. The Company deposits cash and cash equivalents with high credit-quality institutions.

INVENTORIES

  Inventories, all of which are finished goods, are stated at the lower of cost or market. Cost is determined using the average cost method.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

   Computer equipment and software ...........................    3 years
   Furniture and equipment ...................................    5 years
   Leasehold improvements ....................................    5 years

  Leasehold improvements are amortized over their estimated useful lives, or the term of the lease, whichever is shorter.

INTANGIBLE ASSETS

  The Company reviews its long-lived and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

                               PETSMART.COM, INC.

  Intangible assets are being amortized on a straight-line basis over the estimated periods of benefit:

         Web site domain names ...............................     10 years
         Customer relationships/trademarks ...................      3 years
         Technology/Web site .................................      3 years
         Covenant not to compete .............................      3 years
         Goodwill ............................................      3 years

INTERNAL USE SOFTWARE DEVELOPMENT COSTS

  The Company has adopted the provisions of Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs.

PRODUCT DEVELOPMENT

  With the exception of costs accounted for under the provision of SoP 98-1, product development expenses are expensed as incurred in the period from inception to January 2, 2000.

INCOME TAXES

  Income taxes are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

STOCK-BASED COMPENSATION

  The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Accordingly, compensation expense related to employee stock options is recorded over the stock option vesting period, if the fair value of the underlying Common Stock exceeds the exercise price on the date of grant, and is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28, using the multiple option approach. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting of Stock- Based Compensation," which allows entities to continue to apply the provisions of APB 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value based method of accounting had been applied. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") consensus 96-18.

ADVERTISING COSTS

  The Company recognizes advertising expenses in accordance with SoP 93-7 "Reporting on Advertising Costs." As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions received over the total number of contracted impressions, or on a straight-line basis over the term of the contract. Advertising costs included in sales and marketing expenses totaled approximately $29,259,000 for the period from inception to January 2, 2000.

                               PETSMART.COM, INC.

START-UP ACTIVITIES

  The Company has adopted the provisions of SoP 98-5, "Reporting Costs of Start-up Activities." SoP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. The adoption of SoP 98-5 did not have a material impact to the Company's financial position, results of operations, or cash flows.

CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Credit risk related to cash and cash equivalents is managed by the Company by only maintaining accounts with high credit-quality financial institutions. Credit is extended to customers based on an evaluation of their financial condition. The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company maintains allowances for doubtful accounts based on the collectibility of accounts receivable. During the period from inception to January 2, 2000, no customer accounted for more than 10% of net revenues or net accounts receivable.

                               PETSMART.COM, INC.

COMPREHENSIVE INCOME

  The Company has adopted the provision of SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non- owner sources. To date the Company has not had any transactions that are required to be reported as comprehensive income.

SEGMENTS

  The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about its products, services, geographic areas and major customers. The Company operates in a single business segment providing online services in the United States.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" that was amended by SFAS 137 in June 1999 to delay the effective date of adoption to fiscal years beginning after June 15, 2000. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains and losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. Management believes the adoption of this statement will not have a significant impact on the Company's financial position, results of operations or cash flows, as the Company has not yet invested in any derivative instruments.

  In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB101"), "Revenue Recognition." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company's financial statements have been prepared under the guidance provided by SAB 101.

NOTE 2--ACQUISITION

DIGITAL COMMUNITIES, INC. (DBA ACMEPET.COM)

  In October 1999, the Company acquired certain assets and liabilities of Digital Communities, Inc. (dba AcmePet.com) in exchange for approximately $4,000,000 in cash and approximately 1,156,000 shares of Series D Convertible Preferred Stock with a value of approximately $5,400,000 based on the fair value of the consideration received and was accounted for as a purchase. The fair value of purchase consideration has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The excess of fair value of purchase consideration over tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line basis over three years. Identifiable intangible assets are being amortized on a straight line basis over three years.

                               PETSMART.COM, INC.

  The following is an allocation of purchase price to tangible and identifiable intangible assets acquired and liabilities assumed (in thousands):

          Cash payment                                                    $ 4,000
          Preferred stock issued                                            5,400
                                                                         ---------
                            Total purchase price                          $ 9,400
                                                                         =========

          Allocation of purchase price:
                   Tangible assets                                           $ 30
                   Liabilities assumed                                         (4)
                   Intangible assets:
                            Customer relationships/trademarks               6,000
                            Technology/Web site                               380
                            Covenant not to compete                         1,000
                            Goodwill                                        1,994
                                                                         ---------
                                                                          $ 9,400
                                                                         =========


K&K HANSEN, INC. (DBA MASON DISTRIBUTING COMPANY)

  In March 1999, the Company acquired substantially all the assets and certain of the liabilities of Mason Distributing Company in consideration for cash and a note payable totaling approximately $391,000. The transaction has been accounted for as a purchase of assets and the purchase price has been allocated to the identifiable assets based on their fair value.

  The following unaudited pro forma summary information presents the consolidated results of operations as if the acquisitions had been completed at the beginning of the period presented and are not necessarily indicative of the results of operations of the consolidated Company that may have occurred had the acquisitions been completed at the beginning of the period specified, nor are they necessarily indicative of future operating results. The pro forma amounts give effect to certain adjustments, including the amortization of intangibles and goodwill and issuance of the preferred stock in conjunction with the acquisition of AcmePet.com and the assumed conversion of such shares.


                                                                                FROM INCEPTION
                                                                                (FEBRUARY 25,
                                                                                1999 TO JANUARY
                                                                                   2, 2000
                                                                                ---------------
            Net revenues                                                           $  11,266
                                                                                  ===========
            Net loss                                                               $ (54,590)
                                                                                  ===========

                               PETSMART.COM, INC.

NOTE 3--COMPONENTS OF CERTAIN BALANCE SHEET CAPTIONS



                                                                               JANUARY 2,
                                                                                  2000
                                                                             --------------
                                                                             (IN THOUSANDS)
          Property and equipment:
                   Computer equipment                                            $   818
                   Computer software                                                 619
                   Furniture and office equipment                                     18
                   Leasehold improvements                                            177
                                                                                ---------
                            Total                                                  1,632
                            Accumulated depreciation and amortization               (233)
                                                                                ---------
                                                                                 $ 1,399
                                                                                =========
          Intangible assets:
                   Customer relationships/trademarks                             $ 6,000
                   Technology/Web site                                               380
                   Covenant not to compete                                         1,000
                   Goodwill                                                        1,994
                   Cost of acquiring Web site domain names                            67
                                                                                ---------
                            Total                                                  9,441
                            Accumulated amortization                                (745)
                                                                                ---------
                                                                                 $ 8,696
                                                                                =========
          Accrued liabilities
                   Advertising                                                   $ 4,835
                   Other                                                             165
                                                                                ---------
                                                                                 $ 5,000
                                                                                =========



NOTE 4--INCOME TAXES

  As a result of net operating losses, the Company has not recorded a provision for income taxes. Significant components of the Company's deferred tax balances at January 2, 2000 are as follows:


                                                                           JANUARY 2,
                                                                              2000
                                                                          --------------
                                                                          (IN THOUSANDS)
          Deferred tax assets:
                   Net operating losses carryforwards                        $17,756
                   Other                                                          11
                                                                            ---------
                            Gross deferred tax assets                         17,767
          Valuation allowance                                                (14,800)
                                                                            ---------
                   Net deferred tax asset                                    $ 2,967
                                                                            =========
          Deferred tax liabilities:
                   Amortization of intangible assets                         $ 2,967
                                                                            =========

                               PETSMART.COM, INC.

  Due to uncertainties surrounding the timing and realization of the benefits from the Company's tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

  For the period from inception to January 2, 2000, the Company had net operating losses for federal and state income tax purposes of approximately $44,170,000. The net operating losses have 20 year and 8 year carryforward periods for federal and state income tax purposes, respectively. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.


NOTE 5 -- CONVERTIBLE PREFERRED STOCK

  Convertible Preferred Stock at January 2, 2000 consists of the following (in thousands, except per share amounts):


                                                                  Shares              Liquidation
                                                     ----------------------------
                                      Par Value       Authorized      Outstanding      Preference
                                      ---------       ----------      -----------      ----------
        Series A convertible             $0.001            3,300           3,000        $  8,010
        Series B convertible             $0.001            1,800           1,800           3,006
        Series C convertible             $0.001            2,806           2,400           4,944
        Series D convertible             $0.001           11,864          11,864          55,405
                                                     -----------      ----------      ----------
                                                          19,770          19,064        $ 71,365
                                                     ===========      ==========      ==========


  Each holder of Convertible Preferred Stock is entitled to the number of votes on an as-converted basis. The holders of the Series A, B, C and D Convertible Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by the Company's board of directors at a rate of 8% of the respective issuance price per share per annum. No dividends were declared or paid in the period from inception to January 2, 2000.

  In the event of any liquidation, dissolution or winding up of the Company the holders of Series A, B, C and D Convertible Preferred Stock are entitled to receive, in preference to holders of Common Stock, for each outstanding share an amount equal to $2.67, $1.67, $2.06 and $4.67, respectively, plus declared but unpaid dividends on each share, as adjusted. Liquidation is also deemed to include the Company's sale of all or substantially all its assets or the acquisition of this corporation by another entity by means of merger or consolidation resulting from the transfer of 50% or more of the Company's voting power.

  Each share of the Series A, B, C and D Convertible Preferred Stock is convertible, at the option of the holder, at any time into such number of shares of Common Stock as is determined by dividing the applicable original issue price of such shares of Convertible Preferred Stock by the Conversion Price. The original issue price per share of Series A, B and C Convertible Preferred Stock is $1.67. The original issue price per share of Series D Convertible Preferred Stock is $4.67. The Conversion Price per share of Series A, B, C and D Convertible Preferred Stock is $0.367, $1.67, $0.468 and $4.67 respectively. Each share of Convertible Preferred Stock will automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the closing of an initial public offering of gross proceeds to the Company of not less than $15,000,000 or (ii) the consent of holders of not less than 50% of the then outstanding shares of each series of Convertible Preferred Stock.

                               PETSMART.COM, INC.

         The Company recorded a deduction for the beneficial conversion feature associated with the Series C Convertible Preferred Stock, based on the deemed fair value at issuance. The deduction was made as the stock is immediately convertible.

         In connection with the Company's reorganization, the Company issued Series A Convertible Preferred Stock and warrants described below to PETsMART, Inc. in exchange for cash and the contribution of certain assets.

PREFERRED STOCK WARRANTS

         On May 12, 1999, the Company issued warrants to PETsMART, Inc. to purchase 300,000 shares of Series A Convertible Preferred Stock in connection with the Series A financing. The exercise price of these warrants is $16.67 per share. These warrants may be exercised at any time after May 12, 1999 and expire on the sooner of an initial public offering by the Company, a change in control or November 12, 2000.

         On May 12, 1999, in consideration for the provision of Web site content services the Company issued two sets of warrants to Rodale Press, Inc. to purchase Series C Convertible Preferred Stock. The first set of warrants is for 23,163 shares at an exercise price of $1.67 per share and are exercisable at any time after May 12, 1999, and expire on the sooner of an initial public offering by the Company, a change in control or May 12, 2004. The second set of warrants is for 43,227 shares at an exercise price of $13.07 and are exercisable at any time after May 12, 1999, and expire on the sooner of an initial public offering by the Company, a change in control or November 12, 2000. These warrants were fully vested at the grant date. In connection with both blocks of warrants issued, the Company recognized equity-based charges in the period from inception to January 2, 2000 of approximately $12,000. This expense is based on the value of the warrant at the grant date calculated using the Black-Scholes pricing model.

         On May 12, 1999, the Company issued warrants to idealab! Holdings, L.L.C. to purchase 339,278 shares of Series C Convertible Preferred Stock in connection with the Series C financing. The exercise price of these warrants is $13.07 per share. These warrants may be exercised at any time after May 12, 1999 and expire on the sooner of an initial public offering by the Company, a change in control or November 12, 2000.


NOTE 6--STOCKHOLDERS' EQUITY

COMMON STOCK

         The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 70,000,000 shares of $0.001 par value Common Stock.

FOUNDER STOCK AGREEMENTS

         Certain restricted Common Stock was issued to founders of the Company and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. On May 12, 1999, 425,000 shares vested immediately with the remaining 1,005,000 shares vesting generally over 3 to 4 years. In the event of termination without cause and a substantial sale of the Company's assets, or a merger, up to 50% of the unvested shares would immediately vest. As of January 2, 2000, approximately 870,000 shares of outstanding common stock were subject to repurchase by the Company at $0.20, the original issue price. In connection with this issuance of common stock, the Company recorded stock-based charges in the period from inception to January 2, 2000 of approximately $687,000.

NOTES RECEIVABLE FROM STOCKHOLDERS

         As described in Note 10, at January 2, 2000, the Company carries notes receivable from stockholders of approximately $2,553,000.

                               PETSMART.COM, INC.

COMMON STOCK WARRANTS

         On August 30, 1999, the Company issued warrants to Big Dogs USA, Inc. ("Big Dogs") to purchase up to a maximum of 840,000 shares of Common Stock, in connection with a two-year marketing agreement. The warrants are exercisable after August 30, 1999 and at four different exercise prices of $8.88, $17.75, $26.63 and $35.50; each price applies to a block of 210,000 shares. The warrants expire upon the sooner of 3 years following the dates of an initial public offering by the Company, or August 30, 2004. Half of each block, or 420,000 shares, were fully vested, exercisable and nonforfeitable upon issuance and the remaining warrants up to 420,000 will vest upon Big Dog's performance under the marketing agreement. The Company recorded deferred equity-based charges of approximately $472,000 associated with the vested shares using the Black-Scholes pricing model and recognized approximately $78,000 of equity- based charges in the period ended January 2, 2000. The unvested shares are subject to variable plan accounting, with fair value measurements upon meeting the performance criteria. At January 2, 2000, Big Dogs has not met such criteria.

NOTE 7--EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

         On June 14, 1999, the Company's Board of Directors adopted and the stockholders approved, the 1999 Stock Plan (the "1999 Stock Plan"). A total of approximately 5,466,000 shares of Common Stock have been reserved for issuance under the 1999 Stock Plan, as amended. The 1999 Stock Plan provides for the granting of non-statutory and incentive stock options to employees, officers, directors and consultants of the Company. Stock purchase rights may also be granted under the 1999 Stock Plan. Options granted generally vest over a 4-year period, with 20% of the shares vesting either immediately upon grant or after the first 6 months following the grant date. The remaining shares vest in 20% increments during or at the end of each year following the grant date. The options generally expire 10 years from the date of grant.

         The following table summarizes activity under the Stock Option Plan for the period from inception through January 2, 2000:

                                                         Weighted
                                          Shares of       Average
                                         Common Stock    Exercise
                                         Under options     Price
                                        --------------   --------
                                        (in thousands)
February 25, 1999 (inception)                  --          $  --
         Granted                            3,040           0.52
         Exercised                           (307)          0.74
         Canceled                             (41)          0.45
                                           ------          -----
January 2, 2000                             2,692          $0.49
                                           ------          =====
Options exercisable                         1,099
                                           ======
Options available for future grant          2,733
                                           ======

                               PETSMART.COM, INC.

         Additional information with respect to the outstanding options as of January 2, 2000 is as follows (in thousands, except per share amounts):

                                    Options Outstanding                     Options Exercisable
                                    -------------------                     -------------------
                                          Average          Weighted                         Weighted
                                         Remaining          Average                         Average
                        Number of       Contractual        Exercise        Number           Exercise
Exercise Prices           Shares       Life (in years)       Price        of Shares          Price
---------------           ------       --------------     --------       ----------         -------
 $ 0.20................   1,258             9.37            $ 0.20           603            $ 0.20
   0.75................   1,434             9.83              0.75           496              0.75
                          -----                                            -----
                          2,692                                            1,099
                          =====                                            =====

         Options granted during the period from inception to January 2, 2000 resulted in a total compensation of approximately $9,486,000 under APB 25 that was recorded as deferred equity-based charges. Deferred equity-based charges is recognized as equity-based charges over the related vesting period of the options. All options were granted at an exercise price which was less than the deemed fair value of common stock.

  The Company calculated the minimum fair value of each option grant on the date of grant using the minimum value option pricing model as prescribed by SFAS 123 using the following assumptions:


          Risk-free interest rates.........................   5.46%
          Expected lives...................................   4 years
          Dividend yield ..................................   $0
          Expected volatility..............................   0%

         For the purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period. The resultant pro forma information follows:

                                                                                  From Inception
                                                                                   (February 25,
                                                                                    1999) to
                                                                                 January 2, 2000
                                                                                 ---------------
            Net loss (in thousands):
                        As reported ..........................................     $ (52,043)
                        Pro forma ............................................     $ (52,113)

         Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described above, the pro forma results above may not be representative of future periods. In addition, the pro forma effects may not be representative of future amounts since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period using the multiple option approach as additional options may be granted in future periods.

                               PETSMART.COM, INC.

NOTE 8--NOTE PAYABLE

         On August 1, 1999, the Company issued a note payable of approximately $339,000 to a vendor in consideration for a computer software license. The note is to be repaid in equal monthly amounts beginning August 1, 1999. The note expires April 1, 2002 and bears interest at a rate of 12.4% per annum.

NOTE 9--COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

               Years
              Ending
            January 2,
            ------------
               2001 ..........................  $ 254
               2002 ..........................    159
               2003 ..........................     90
                                                -----
                                                $ 503
                                                =====

         Total rent expense under operating leases, for the period from inception to January 2, 2000 was $69.

OTHER COMMITMENTS

         The Company has future advertising purchase commitments of approximately $7,893,000 that expire in less than one year from January 2, 2000 and approximately $900,000 that expire during the year ended January 2, 2001.

CONTINGENCIES

         Under the terms of the Company's product sourcing and fulfillment agreement with PETsMART, Inc., the Company is liable for inventory obsolescence losses related to inventory acquired by PETsMART, Inc. based on binding sales forecasts provided by the Company.

         From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Based on the information presently available, including discussion with legal counsel, management believes that resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition, or cash flows.

NOTE 10--RELATED PARTY TRANSACTIONS

         The Company has agreements with PETsMART, Inc. which provide for the use of the PETsMART name, joint marketing activities, web and content hosting, and merchandise procurement and distribution support. Substantially all of the Company's sales were fulfilled under this arrangement. Reimbursement for the cost of product sold and for PETsMART, Inc.'s support services is calculated under an activity-based costing method. The total cost of these in the period from inception to January 2, 2000 was approximately $20,200,000. At January 2, 2000 the Company owes PETsMART, Inc. an amount of approximately $3,908,000 related to the provision of these services.

         At January 2, 2000 the Company carries notes receivable from employees totaling approximately $225,000 related to the exercise of stock options. The notes bear interest at 7% and are due on or before December 23, 2004. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees.

                               PETSMART.COM, INC.

         At January 2, 2000 the Company carries two notes receivable from employees with a value of approximately $80,000 and approximately $286,000 related to the purchase of Common Stock. The notes bear interest at 7% and are due on or before April 1, 2004 and May 12, 2000 respectively. The notes, which are classified as a component of stockholders' equity, are full recourse and collateralized by shares of common stock owned by the employees.

         At January 2, 2000 the Company carries notes receivable from a stockholder totaling approximately $1,962,000 related to the purchase of Series D Convertible Preferred Stock that were repaid in January, 2000. The notes bear interest at 7%, are classified as a component of stockholders' equity, were full recourse and were collateralized by shares of common stock owned by the stockholder.

NOTE 11--SUBSEQUENT EVENTS (UNAUDITED)

1999 STOCK PLAN

         On February 3, 2000, the Board of Directors amended the 1999 Stock Plan to reserve that number of shares of Common Stock equal to 20% of the number of shares of Common Stock outstanding at any time, provided that such reserved shares do not exceed a limit of approximately 11,000,000 shares of Common Stock.

COMMON STOCK ISSUANCE

         On February 3, 2000, the Company agreed to sell approximately 1,361,000 shares of Common Stock to PETsMART, Inc. In connection with this stock issuance, the Company expects to record deferred equity-based charges of approximately $4,600,000.

EQUIPMENT LEASE LINE

         In January 2000, the Company entered into an equipment lease line to provide up to $4,000,000 for the acquisition of computer equipment. The credit facility expires in February 2003.

EMPLOYEE STOCK PURCHASE PLAN

         On February 3, 2000, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the "ESPP"), which will become effective immediately prior to the effective date of the initial public offering. The ESPP reserves 1,000,000 shares of common stock for issuance thereunder. The aggregate number of shares reserved for issuance under the ESPP will be increased automatically to the lesser of 500,000 or 3% of the total number of common shares outstanding. Employees generally will be eligible to participate in the ESPP if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the ESPP) 5% stockholders of the Company. Under the ESPP, eligible employees may select a rate of payroll deduction up to 15% of their W-2 cash compensation subject to certain maximum purchase limitations. The first offering period is expected to begin on the first business day on which price quotations for the Company's common stock are available on The Nasdaq National Market. Offering periods thereafter will begin on May 15 and November 15. Purchases will occur on May 14 and November 14, or the last day of trading prior to these dates. The price at which the Common Stock is purchased under the ESPP is 85% of the lesser of the fair market value of the Company's Common Stock on the date before the first day of the applicable offering period or on the last day of that purchase period.

                               PETSMART.COM, INC.

2000 DIRECTORS STOCK OPTION PLAN

         On February 3, 2000, the Board of Directors adopted and stockholders approved the 2000 Directors' Stock Option Plan ("Director Plan") which will become effective immediately prior to the effective date of the initial public offering. The Director Plan reserves a total of 300,000 shares of the Company's Common Stock for issuance thereunder. Nonemployee directors are eligible to participate in the Director Plan. A nonemployee director is any person employed by the Company, a subsidiary or affiliate of the Company. The option grants under the Director Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director who first becomes a member of the board will initially be granted an option to purchase 25,000 shares on the date such director first becomes a director. Immediately following each annual meeting of the Company, beginning in 2000, each eligible director will automatically be granted an additional option to purchase 12,500 shares if such director has served continuously as a member of the board for at least the preceding six months. The term of such options is ten years, provided that they will terminate following the date the director ceases to be a director or a consultant of the Company. Options will vest immediately, in full.

ITEM 7(a)(2) - UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

                               PETSMART.COM, INC.
                                 BALANCE SHEETS
                        (in thousands, except par value)

                                                                                        JANUARY 2,        OCTOBER 29,
                                                                                           2000               2000
                                                                                        ---------          ---------
                                                                                                          (Unaudited)
ASSETS

Cash and cash equivalents                                                               $  26,350          $   7,113
Accounts receivable, net of allowance for doubtful accounts
  of $29 at January 2, 2000 and $75 at October 29, 2000                                       124                572
Inventories                                                                                   359               --
Prepaid expenses and other current assets                                                   1,341              2,062
                                                                                        ---------          ---------
       Total current assets                                                                28,174              9,747

Property and equipment, net                                                                 1,399              3,033
Intangible assets, net                                                                      8,696                 82
                                                                                        ---------          ---------
       Total assets                                                                     $  38,269          $  12,862
                                                                                        =========          =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable                                                                        $  10,427          $   1,612
Accrued liabilities                                                                         5,000              1,347
Due to related party                                                                        3,908             15,065
Notes payable, current portion                                                                104                 69
Capital lease obligation, current portion                                                    --                  183
                                                                                        ---------          ---------
       Total current liabilities                                                           19,439             18,276

Notes payable, less current portion                                                           156                 63
Capital lease obligation, less current portion                                               --                  313
                                                                                        ---------          ---------
       Total liabilities                                                                   19,595             18,652
                                                                                        ---------          ---------

Convertible preferred stock, $0.001 par value; 19,770 and 31,197 shares authorized at January 2, 2000 and October 29, 2000 respectively; 19,064 and
  25,622 shares issued and outstanding at January 2, 2000 and October 29, 2000, respectively; liquidation preference of $71,365
  and $99,245 at January 2, 2000, and October 29, 2000 respectively                        64,420             92,758
                                                                                        ---------          ---------

Stockholders' deficit:
    Common stock, $0.001 par value; 70,000 shares authorized; 2,313 and 8,977 shares issued and outstanding at January 2, 2000
      and October 29, 2000 respectively                                                         2                  9
    Additional paid-in capital                                                             17,504             37,280
    Deferred equity-based charges                                                          (8,656)           (17,533)
    Stockholders' notes receivable                                                         (2,553)            (1,806)
    Accumulated deficit                                                                   (52,043)          (116,498)
                                                                                        ---------          ---------
       Total stockholders' deficit                                                        (45,746)           (98,548)
                                                                                        ---------          ---------
       Total liabilities and stockholders' deficit                                      $  38,269          $  12,862
                                                                                        =========          =========

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

                               PETSMART.COM, INC.
                            STATEMENTS OF OPERATIONS
                                 (in thousands)
                                    Unaudited


                                                                                       FROM INCEPTION
                                                                                     (FEBRUARY 25, 1999)       10 MONTHS ENDED
                                                                                     TO OCTOBER 31, 1999       OCTOBER 29, 2000
                                                                                     -------------------       ----------------
Net revenues                                                                              $  4,533                $ 23,276
Cost of net revenues                                                                         7,036                  25,440
                                                                                          --------                --------
       Gross margin                                                                         (2,503)                 (2,164)

Operating expenses
   Sales and marketing (includes equity based charges of $185 and $2,064 in
     the periods ended October 31, 1999 and October 29, 2000 respectively)                  16,037                  34,152
   Product development (includes equity based charges of $222 and $1,638 in
    the periods ended October 31, 1999 and October 29, 2000 respectively)                    1,577                   6,443
   General and administrative (includes equity based charges of
     $660 and $4,837 in the periods ended October 31, 1999 and October 29,
     2000 respectively)                                                                      3,375                  13,473
   Write-down on impairment of intangible assets                                              --                     6,771
                                                                                          --------                --------

       Total operating expenses                                                             20,989                  60,839
                                                                                          --------                --------
Loss from operations                                                                       (23,492)                (63,003)
                                                                                          --------                --------

Interest income                                                                                282                     552
Interest expense, primarily to related party                                                    (8)                 (1,608)
                                                                                          --------                --------
       Net loss                                                                           $(23,218)               $(64,059)
                                                                                          ========                ========


The accompanying notes are an integral part of these unaudited interim condensed financial statements.

                               PETSMART.COM, INC.
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                    Unaudited

                                                                                          FROM INCEPTION
                                                                                        (FEBRUARY 25, 1999)        10 MONTHS ENDED
                                                                                        TO OCTOBER 31, 1999       OCTOBER 29, 2000
                                                                                        -------------------       ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                  $(23,218)               $(64,059)
    Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization                                                           383                   2,687
           Equity based charges                                                                  1,067                   8,539
           Write-down on impairment of intangible assets                                          --                     6,771
    Changes in operating assets and liabilities, net of acquisitions:
           Accounts receivable                                                                      29                    (448)
           Inventory                                                                               140                     359
           Prepaid expenses and other current assets                                            (1,339)                   (721)
           Accounts payable and accrued liabilities                                             11,758                 (12,468)
           Due to related party                                                                  5,185                  11,157
                                                                                              --------                --------
    Net cash used in operating activities                                                       (5,995)                (48,183)
                                                                                              --------                --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                                         (1,241)                 (1,809)
    Purchases of domain names                                                                      (48)                    (13)
    Acquisition of Acmepet.com                                                                  (4,000)                   --
    Acquisition of Mason Distributing Company                                                     (291)                   --
                                                                                                                      --------
    Net cash used in investing activities                                                       (5,580)                 (1,822)
                                                                                              --------                --------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
    Repayment of note payable                                                                      (32)                   (128)
    Repayment of capital lease                                                                    --                      (159)
    Proceeds from repayment of stockholder notes receivable                                       --                     1,962
    Proceeds from issuance of convertible preferred stock                                       57,060                  28,338
    Proceeds from issuance of common stock                                                       1,167                     755
                                                                                              --------                --------
    Net cash provided by financing activities                                                   58,195                  30,768
                                                                                              --------                --------
INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                                            46,620                 (19,237)

CASH AND CASH EQUIVALENTS
    AT BEGINNING OF PERIOD                                                                        --                    26,350
                                                                                              --------                --------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD                                                                          $ 46,620                $  7,113
                                                                                              ========                ========


The accompanying notes are an integral part of these unaudited interim condensed financial statements.

                               PETSMART.COM, INC.
          NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.       BASIS OF PRESENTATION

         The accompanying unaudited interim condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim condensed financial information. Accordingly, they do not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, these statements include all adjustments necessary (which are only of a normal and recurring nature) for the fair presentation of the financial position and results of operations and cash flows of the Company for the periods presented. The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

         The Company has been successful in completing several rounds of private equity financing with cash proceeds from its last round of equity financing totaling approximately $18.3 million in July 2000. However, during the period ended January 2, 2000 and the ten month period ended October 29, 2000, the Company incurred losses from operations of approximately $48.0 million and $63.0 million, respectively, and negative cash flows from operations of approximately $26.2 million and $48.2 million respectively. As of October 29, 2000, the Company had an accumulated deficit of approximately $116.5 million. Management expects operating losses and negative cash flows to continue for the foreseeable future because of additional costs and expenses related to brand development, marketing and other promotional activities, continued development of the Company's overall infrastructure and development of relationships with other businesses. The Company's management expects existing proceeds from previous rounds of equity financing and additional financial support from the Company's principal shareholder, PETsMART, Inc., will be adequate to fund the Company's operations through at least the next twelve months. See Note 6 - Subsequent Events.

2.       WRITE-DOWN ON IMPAIRMENT OF INTANGIBLE ASSETS

         The financial strains and unfavorable market conditions placed on web-related businesses during the interim period obligated the Company to assess the carrying value of intangible assets, acquired in October 1999 from Digital Communities, Inc (dba AcmePet.com), for possible impairment. These intangible assets included customer relationships/trademarks, technology, covenant not to compete and goodwill. Consequently, in October 2000, the Company determined that these intangible assets were impaired and recorded a write-down of $6,771,000. The write-down was equal to the remaining net book value of these intangible assets in October 2000. The fair value of these intangible assets was calculated using the present value of estimated future net cash flows expected to be generated by the assets.

3.       DUE TO RELATED PARTY

         At October 29, 2000, the Company carries an amount payable to PETsMART, Inc. of $15,065,000. This balance is composed principally of charges for fulfillment services provided by PETsMART, Inc. Since January 2, 2000 interest was charged on the outstanding balance unpaid more than 30 days beyond invoice date at a rate of 1.5% per month. The total interest charge incurred in the ten months ended October 29, 2000 was $1,500,000.

                               PETSMART.COM, INC.
          NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


4.       CONVERTIBLE PREFERRED STOCK

         Convertible Preferred Stock at October 29, 2000 consisted of the following (in thousands, except per share amounts):

                                                            Shares
                                                  ----------------------------         Liquidation
                                    Par Value     Authorized       Outstanding          Preference
                                    ---------     ----------       -----------          ----------
         Series A convertible      $   0.001          3,300             3,000           $    8,010
         Series A-1 convertible        0.001          1,364             1,364                5,006
         Series B convertible          0.001          1,800             1,800                3,006
         Series C convertible          0.001          2,806             2,466                5,080
         Series C-1 convertible        0.001          1,209             1,209                4,437
         Series D convertible          0.001         11,864            11,864               55,404
         Series E convertible          0.001          8,854             3,919               18,302
                                                   --------        ----------           ----------
                                                     31,197            25,622           $   99,245
                                                   ========        ==========           ==========


         In February 2000, certain investors exercised warrants to purchase 300,000 shares of Series A Convertible Preferred Stock for an exercise price per share of $16.67, 383,000 shares of Series C Convertible Preferred Stock for an exercise price per share of $13.07 and 23,000 shares of Series C Convertible Preferred Stock for an exercise price per share of $1.67.

         The Company recorded a deduction for the beneficial conversion feature associated with the Series A and Series C Convertible Preferred Stock issued upon the exercise of these warrants.

         The 300,000 shares of Series A Convertible Preferred Stock was subsequently converted into 1,364,000 shares of the Series A-1 Convertible Preferred Stock and 340,000 shares of Series C Convertible Preferred Stock was subsequently converted into 1,209,000 shares of Series C-1 Convertible Preferred Stock. The conversion of Series A and Series C Convertible Preferred Stock into Series A-1 and Series C-1 Convertible Preferred Stock was effected such that holders of Series A-1 and Series C-1 Convertible Preferred Stock have the same liquidity preferences as holders of Series A and Series C Convertible Preferred Stock.

         In July 2000, the Company sold 3,919,000 shares of its Series E Convertible Preferred Stock to a group of certain investors, including PETsMART, Inc., for an aggregate purchase price of $18,300,000. On the same day Series E Convertible Preferred Stock was issued, the Company issued warrants to holders of Series E Convertible Preferred Stock to purchase 3,779,000 shares of Series E Convertible Preferred Stock at a purchase price of $4.67 per share. These warrants may be exercised at any time at or after July 2000 and expire on the sooner of a change of control or July 2005.

         Each holder of Convertible Preferred Stock is entitled to the number of votes on an as-converted basis. The holders of Convertible Preferred Stock are entitled to receive non-cumulative dividends when, as and if declared by the Company's board of directors at a rate of 8% of the respective issuance price per share per annum. No dividends were declared or paid in the period from inception to October 29, 2000.


         In the event of any liquidation, dissolution or winding up of the Company, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A, A-1, B, C, C-1 and D Convertible Preferred Stock or Common Stock, the holders of the Series E Convertible Preferred Stock shall be entitled to receive for each outstanding share of Series E Convertible Preferred Stock an amount equal to $4.67 plus declared but unpaid dividends on each share, as adjusted. After the holders of Series E Convertible Preferred Stock have received such amount, and prior to any distribution of any of the assets or funds of the Company to holders of Common Stock, the holders of Series A, A-1, B, C, C-1 and D Convertible Preferred Stock are entitled to receive for each outstanding share an amount equal to $2.67, $3.67, $1.67, $2.06, $3.67 and $4.67, respectively, plus declared but unpaid dividends on each share, as adjusted.

                               PETSMART.COM, INC.
          NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


         Each share of Convertible Preferred Stock is convertible, at the option of the holder, at any time into such number of shares of Common Stock as is determined by dividing the applicable original issue price of such shares of Convertible Preferred Stock by the conversion price. The Series A-1, C-1 and E Convertible Preferred Stock are converted on a one-to-one basis as the original issue price per share and the related conversion price per share of Series A-1, C-1 and E Convertible Preferred Stock are $3.67, $3.67 and $4.67, respectively. Each share of

         Convertible Preferred Stock will automatically be converted into shares of Common Stock at the then effective conversion price upon the earlier of (i) the closing of an initial public offering of gross proceeds to the Company of not less than $15 million or (ii) the consent of (a) holders of not less than 50% of the then outstanding shares of each series of Convertible Preferred Stock and (b) PETsMART, Inc., idealab! Capital Partners I-A, L.P. and idealab! Capital Partners I-B, L.P., only so long as these specified investors own at least 75% of the Series E Convertible Preferred Stock purchased by them from the Company.

5.       STOCKHOLDERS' DEFICIT
         Set out below is a summary of the changes to stockholders' equity (deficit) in the ten-month period ended October 29, 2000
         (in thousands):


                                                                        Deferred
                                      Common Stock       Additional      Equity-  Stockholders'                    Total
                                   ------------------      Paid-in        Based      Notes      Accumulated    Stockholders'
                                   Shares      Amount      Capital      Charges    Receivable     Deficit      Equity (Deficit)
                                   ------      ------      -------      -------    ----------     -------         ---------
    Balance at January 2, 2000      2,313      $    2     $ 17,504    $  (8,656)   $ (2,553)    $  (52,043)      $(45,746)
    Repayment of shareholder
      notes receivable                                                                1,962                         1,962
    Issuance of common stock
      to PETsMART, Inc. and
      Medical Management
      International, Inc.           3,282           3          488                                                    491
    Exercise of common stock
      options                       3,382           4        1,476                   (1,215)                          265
    Deferred equity-based charges                           17,416       (8,877)                                    8,539
    Deduction for beneficial
      conversion feature                                       396                                    (396)            --
    Net loss                                                                                       (64,059)       (64,059)
                                    -----      ------   ----------    ---------    --------     ----------       --------
    Balance at October 29, 2000     8,977      $    9   $   37,280    $ (17,533)   $ (1,806)    $ (116,498)      $(98,548)
                                    =====      ======   ==========    =========    ========     ==========       ========

         In February 2000, the Company sold 1,361,000 shares of its common stock to PETsMART, Inc. for a purchase price of $0.36 per share. This stock was issued in consideration for PETsMART, Inc. actively promoting the PETsMART.com service. The Company recorded a deferred equity-based charge of $4,557,000 related to the issuance of this common stock which will be expensed over the remaining five-year term of the strategic alliance agreement between these two companies. The Company expensed $532,000 of this deferred equity-based charge in the ten months ended October 29, 2000.

         In March 2000, the Company issued 1,921,000 shares of its common stock to Medical Management International, Inc. in consideration for entering into a marketing and pet prescription e-commerce agreement. The relationship anticipated under the terms of the agreement did not develop and consequently in December 2000 the agreement was cancelled and issuance of common stock was reversed. The Company had recorded a deferred equity-based charge of $5,356,000 related to the issuance of this common stock. During the interim period the Company had not expensed any part of this deferred equity-based charge since the services expected in consideration for the issuance of this common stock were not performed, and the charge was reversed upon cancellation of the agreement.

                               PETSMART.COM, INC.
          NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


6.       SUBSEQUENT EVENTS

         In December 2000, the Company issued an aggregate of 87,937,000 shares of Series F Convertible Preferred Stock to PETsMART, Inc. and PETsMART Direct, Inc. for consideration of $10 million in cash, a promissory note for $10 million, and certain assets of PETsMART, Inc.'s pet catalog business valued at approximately $9.2 million. The Series F Convertible Preferred Stock has an aggregate liquidation preference of $29.9 million, an amount equal to $0.34 for each outstanding share, and ranks on parity in the event of a liquidation with the Series E Convertible Preferred Stock. Concurrent with the issuance of Series F Convertible Preferred Stock, the Company terminated its 1999 Stock Plan. The Series F Convertible Preferred Stock has a conversion price of $0.34. Vested and exercised shares of common stock issued pursuant to the 1999 Stock Plan held by employees were acquired by PETsMART, Inc., for approximately $3.8 million, and all unvested options were cancelled. The conversion prices of the Series A-1, B, C-1, D and E Convertible Preferred Stock were adjusted to $2.137, $1.136, $2.137, $2.638 and $0.60 respectively to partially account for the dilution caused by the issuance of the Series F Convertible Stock.

         As a result of acquiring the Series F Convertible Preferred Stock and acquiring common stock from other stockholders, PETsMART, Inc. increased its equity interest in the Company to approximately 81% on an as-converted basis. Prior to December 2000, PETsMART, Inc.'s equity interest in the Company was approximately 46% on an as-converted basis.

7.       RECENT PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations or financial position.

         In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company's financial statements have been prepared under the guidance provided by SAB 101.

         In March 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on EITF Issue 00-2, "Accounting for Web Site Development Costs." This consensus provides guidance on what types of costs incurred to develop Web sites should be capitalized or expensed. The Company's financial statements have been prepared under the guidance provided by EITF Issue 00-2.

         In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation" ("FIN 44"), which contains rules designed to clarify the application of APB 25. During the period the Company adopted FIN 44 with no material effect on earnings and financial position.

         In September 2000, the EITF reached a final consensus on EITF Issue 00-10,"Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenue and should be classified as revenue. The Company historically has classified shipping charges to customers as revenue. With respect to the classification of costs related to shipping and handling incurred by the seller, the EITF determined that the classification of such costs is an accounting policy decision that should be disclosed. It also determined that if shipping costs or handling costs are significant and are not included in cost of sales (that is, if those costs are accounted for together or separately on other income statement line items), a company should disclose both the amount(s) of such costs and the line item(s) on the income statement that include them. The Company historically has classified both inbound and outbound shipping charges as cost of sales. The Company classifies fulfillment costs, which are those costs incurred in operating and staffing distribution and customer service centers (including costs attributable to receiving, inspecting and warehousing inventories; picking, packaging and preparing customers' orders for shipment; and responding to inquiries from customers) as sales and marketing expenses. Fulfillment costs, as defined above, totaled $1,698,000 and $6,035,000 for the period from inception to October 31, 1999 and for the ten months ended October 29, 2000, respectively.

8.       COMMITMENTS AND CONTINGENCIES

         From time to time, the Company has been party to various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company's business, results of operations, financial condition or cash flows.

PRO FORMA FINANCIAL INFORMATION PROVIDED UNDER ITEM 7(b)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

BASIS OF PRESENTATION

On December 20, 2000, PETsMART, Inc. (the "Company") acquired a controlling interest in PETsMART.com, Inc., a Delaware corporation ("PETsMART.com") (the "Transaction"). PETsMART.com is a leading e-commerce pet food and supply business which began operations in the second quarter of 1999 after its inception in February 1999. The Company held approximately a 46% equity ownership prior to closing of the Transaction and historically accounted for its investment under the equity method. Under the terms of the Transaction, the Company received newly issued PETsMART.com Series F Preferred Stock in exchange for $10 million in cash, a promissory note for $10 million, and the Company's pet catalog business with net assets valued at approximately $9.2 million, to form an integrated direct marketing subsidiary. The cash contributed pursuant to the Transaction came from the Company's general business funds. As a result of the Transaction and the purchase of shares of capital stock directly from certain employees and other shareholders of PETsMART.com for approximately $3.8 million in aggregate consideration, the Company holds more than an 81% voting ownership in PETsMART.com, and has assumed control and consolidation rights.

The following unaudited pro forma condensed consolidated balance sheet at October 29, 2000 presents the Company's acquisition of additional equity interests in PETsMART.com as if it had occurred on October 29, 2000. The Company will account for the Transaction as a step acquisition recognizing the excess of the purchase price over the underlying assets retained as goodwill. Additionally, the Company will change the method of accounting for its investment in PETsMART.com from the equity method to consolidation. The unaudited pro forma condensed consolidated financial information reflects the use of consolidation and purchase methods of accounting for the Transaction. The unaudited pro forma condensed consolidated statements of operations for the thirty-nine weeks ended October 29, 2000 and the fiscal year ended January 30, 2000 presents the transaction as if it had occurred at the inception date of PETsMART.com, February 25, 1999. The detailed assumptions used to prepare the unaudited pro forma condensed consolidated financial information are contained herein.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would have actually been reported had the transaction been consummated at the dates specified above or which may be reported in the future. This unaudited pro forma condensed consolidated financial information is based upon the respective historical financial statements of the Company and adjusted historical financial statements of PETsMART.com and should be read in conjunction with those statements and the related notes. The adjusted historical financial statements of PETsMART.com used in the unaudited pro forma condensed consolidated financial information reflect a change in the accounting year-end from December to January to coincide with the Company's fiscal year-end.

                        PETSMART, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                                               OCTOBER 29, 2000
                                                     -----------------------------------------------------------------
                                                     PETSMART, INC.   PETSMART.COM         PRO FORMA
                                                       HISTORICAL      HISTORICAL        ADJUSTMENTS (a)     PRO FORMA

ASSETS

Cash and cash equivalents                             $   40,082       $    7,113         $   (3,836)      $    43,359
Merchandise inventories                                  366,072               --                 --           366,072
Other current assets                                      89,585            2,634            (15,065)           77,154
                                                     -----------       ----------         ----------       -----------
       Total current assets                              495,739            9,747            (18,901)          486,585

Property and equipment, net                              266,268            3,033                 --           269,301
Other assets                                              50,286               82             14,789            65,157
                                                     -----------       ----------         ----------       -----------
       Total assets                                  $   812,293       $   12,862         $   (4,112)      $   821,043
                                                     ===========       ==========         ==========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable                                         131,197           16,677         $  (15,065)   $      132,809
Other current liabilities                                119,204            1,599                870           121,673
                                                     -----------       ----------         ----------       -----------
       Total current liabilities                         250,401           18,276            (14,195)          254,482

Subordinated convertible notes                           181,250               --                 --           181,250
Other long-term liabilities                               75,859              376                 --            76,235
                                                     -----------       ----------         ----------       -----------
       Total liabilities                                 507,510           18,652            (14,195)          511,967

Convertible preferred stock                                   --           92,758            (92,758)               --
Minority interest                                             --               --              4,293             4,293

Stockholders' equity (deficit)                           304,783          (98,548)            98,548           304,783
                                                     -----------       ----------         ----------       -----------
       Total liabilities and stockholders'
          equity (deficit)                           $   812,293       $   12,862         $   (4,112)      $   821,043
                                                     ===========       ==========         ===========      ===========


(a) Pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet are summarized in the following table (in thousands) and are described in the notes that follow:


                                                        TRANSACTION ADJUSTMENTS
                                                     ------------------------------
                                                     PETSMART, INC.    PETSMART.COM          ELIMINATIONS       TOTAL
                                                     --------------    ------------          ------------       -----

       Cash and cash equivalents                       (10,000)(1)       10,000 (1)                --          (3,836)
                                                        (3,836)(1)
       Merchandise inventories                          (6,260)(1)        6,260 (1)                --              --
       Other current assets                             (2,989)(1)        2,989 (1)            (15,065)(3)     (15,065)
       Other assets                                     29,249 (1)           --                (19,166)(5)      14,789
                                                         3,836 (1)
                                                           870 (1)
       Accounts payable                                     --               --                (15,065)(3)     (15,065)
       Other current liabilities                           870 (1)           --                (10,000)(4)         870
                                                        10,000 (1)
       Convertible preferred stock                          --          (92,758)(2)                --          (92,758)
       Minority interest                                    --               --                  4,293 (5)       4,293
       Stockholders' equity (deficit)                       --           92,758 (2)             (4,293)(5)      98,548
                                                                         29,249 (1)            (19,166)(5)
                                                                        (10,000)(1)             10,000 (4)

(1) Represents (A) the issuance of 87.9 million shares of Series F Preferred Stock by PETsMART.com to the Company in exchange for $10.0 million in cash, $10.0 million in a promissory note, and approximately $9.2 million in contributed assets at book value (consisting of approximately $6.2 million of merchandise inventories and approximately $3.0 million of other current assets), (B) the purchase of PETsMART.com shares of capital stock from certain employees and other shareholders of PETsMART.com for approximately $3.8 million and (C) transaction costs of $0.9 million. The Company has accounted for the Transaction as a step acquisition and has allocated the excess of the purchase price over the underlying assets retained as goodwill. The following table summarizes the Company's preliminary allocation of goodwill included within other assets:

         Purchase of common stock and transaction costs                                     $   4,706
         Assets contributed for Series F Preferred Stock                                       29,249
                                                                                            ---------
                                                                                               33,955
         Less:  PETsMART, Inc. interest in PETsMART.com net equity post transaction           (19,166)
                                                                                            ---------
                                                                                               14,789
         Eliminate PETsMART, Inc. negative investment in PETsMART.com pre-transaction          (5,790)
                                                                                            ---------
         Goodwill                                                                           $   8,999
                                                                                            -========


(2) Represents a reclassification of PETsMART.com convertible preferred stock to stockholders' equity.

(3) Represents the elimination of intercompany receivable and payable balances.

(4) Represents the elimination of the Company's intercompany note payable issued in consideration for Series F Preferred Stock.

(5) Represents the elimination of the Company's approximate 81.7% interest and the 18.3% minority interest in the net equity of PETsMART.com determined as follows:

                                                                               PETsMART,           MINORITY
                                                                                 INC.            SHAREHOLDERS
          Post Transaction Net Equity of PETsMART.com                           $23,459             $23,459
          Voting Ownership Percentage                                              81.7%               18.3%
                                                                                -------             -------
          Allocation of Post Transaction PETsMART.com Net Equity                $19,166              $4,293
                                                                                =======             =======

                        PETSMART, INC. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)



                                                                          FISCAL YEAR ENDED JANUARY 30, 2000
                                                        -------------------------------------------------------------------------
                                                                                                      PRO
                                                          PETsMART,            PETsMART             FORMA
                                                             INC.               .com                ADJUST-              PRO
                                                         HISTORICAL          HISTORICAL (a)        MENTS (b)            FORMA
                                                         ----------          --------------        ---------            -----
Net sales                                               $ 2,110,316          $    13,644          $      --          $ 2,123,960
Cost of sales                                             1,538,584               21,692                 --            1,560,276
                                                        -----------          -----------          -----------        -----------
   Gross profit                                             571,732               (8,048)                --              563,684
Store operating expenses                                    415,114               41,713                3,600            460,427
Store preopening expenses                                     6,130                 --                   --                6,130
General and administrative expenses                          63,719                7,705               (1,801)            69,623
Loss on disposal of subsidiary                               45,669                 --                   --               45,669
                                                        -----------          -----------          -----------        -----------
   Operating income (loss)                                   41,100              (57,466)              (1,799)           (18,165)
Interest income                                               2,866                  671                 --                3,537
Interest expense                                            (21,722)                 (14)                --              (21,736)
                                                        -----------          -----------          -----------        -----------
   Income (loss) before equity loss in
     PETsMART.com, income tax expense
     (benefit), minority interest and
     cumulative effect of a change in
     accounting principle                                    22,244              (56,809)              (1,799)           (36,364)
Equity loss in PETsMART.com                                 (29,061)                --                 29,061               --
                                                        -----------          -----------          -----------        -----------
   Loss before income tax expense (benefit),
     minority interest and cumulative effect
      of a change in accounting principle                    (6,817)             (56,809)              27,262            (36,364)
Income tax expense (benefit)                                 25,077                 --                (21,184)             3,893
                                                        -----------          -----------          -----------        -----------
   Loss before minority interest and cumulative
    effect of a change in accounting principle              (31,894)             (56,809)              48,446            (40,257)
 Minority interest in subsidiary                               --                   --                (10,725)           (10,725)
                                                        -----------          -----------          -----------        -----------
   Loss before cumulative effect of a change
     in accounting principle                                (31,894)             (56,809)              59,171            (29,532)
Cumulative effect of a change in accounting
   principle, net of income tax benefit                        (528)                --                   --                 (528)
                                                        -----------          -----------          -----------        -----------
   Net loss                                             $   (32,422)         $   (56,809)         $    59,171        $   (30,060)(4)
                                                        ===========          ===========          ===========        ===========
Earnings per common share - basic:

   Weighted average shares - basic                                                                                       114,940

   Net loss                                                                                                          $     (0.26)

Earnings per share - diluted:

   Weighted average shares - diluted                                                                                     114,940

   Net loss                                                                                                          $     (0.26)


                                                                         THIRTY-NINE WEEKS ENDED OCTOBER 29, 2000
                                                       --------------------------------------------------------------------------
                                                                                                     PRO
                                                        PETsMART,              PETsMART             FORMA
                                                           INC.                 .com               ADJUST-                PRO
                                                        HISTORICAL          HISTORICAL (a)         MENTS (b)             FORMA
                                                        ----------          --------------         ---------             -----
Net sales                                              $ 1,613,873          $    20,078          $      --            $ 1,633,951
Cost of sales                                            1,205,343               20,487                 --              1,225,830
                                                       -----------          -----------          -----------          -----------
   Gross profit                                            408,530                 (409)                --                408,121
Store operating expenses                                   322,341               35,690                3,907              361,938
Store preopening expenses                                    3,251                 --                   --                  3,251
General and administrative expenses                         54,347               17,459               (2,558)              69,248
                                                       -----------          -----------          -----------          -----------
   Operating income (loss)                                  28,591              (53,558)              (1,349)             (26,316)
Interest income                                              2,606                  421               (1,495)               1,532
Interest expense                                           (17,496)              (1,608)               1,495              (17,609)
                                                       -----------          -----------          -----------          -----------
   Income (loss) before equity loss in
     PETsMART.com, income tax
     benefit, minority interest and
     extraordinary item                                     13,701              (54,745)              (1,349)             (42,393)
Equity loss in PETsMART.com                                (27,171)                --                 27,171                 --
                                                       -----------          -----------          -----------          -----------
   Loss before income tax benefit,
     minority interest and extraordinary item              (13,470)             (54,745)              25,822              (42,393)
Income tax benefit                                         (6,988)                --                  (8,951)             (15,939)
                                                       -----------          -----------          -----------          -----------
   Loss before minority interest and extraordinary
     item                                                   (6,482)             (54,745)              34,773              (26,454)
 Minority interest in subsidiary                              --                   --                (10,265)             (10,265)
                                                       -----------          -----------          -----------          -----------
   Loss before extraordinary item                           (6,482)             (54,745)              45,038              (16,189)
Extraordinary gain on early extinguishment of
   debt, net of income tax expense                           2,812                 --                   --                  2,812
                                                       -----------          -----------          -----------          -----------
   Net loss                                            $    (3,670)         $   (54,745)         $    45,038          $   (13,377)
                                                       ===========          ===========          ===========          ===========
Earnings per common share - basic:

   Weighted average shares - basic                                                                                        111,338

   Net loss                                                                                                           $     (0.12)

Earnings per share - diluted:

   Weighted average shares - diluted                                                                                      111,338

   Net loss                                                                                                           $     (0.12)

(a) Historical data for PETsMART.com was adjusted to conform with the fiscal periods of PETsMART, Inc. Net sales of $3,198, cost of sales of $4,953, an operating loss of $(9,445), and interest income of $131, representing PETsMART.com's results from January 3, 2000 to January 30, 2000, were added to PETsMART.com's historical results of operations for the year-ended January 2, 2000 to form the period of inception (February 25, 1999) to January 30, 2000. Additionally, these amounts were deducted from PETsMART.com's results of operations for its historical reporting period of January 3, 2000 to October 29, 2000 to form a thirty-nine week period ending October 29, 2000.

(b) Pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations are summarized in the following table (in thousands) and are described in the notes that follow:


                                           Fiscal Year ended January 30, 2000            Thirty-nine weeks ended October 29, 2000
                                        -----------------------------------------        ----------------------------------------
                                        PETsMART, Inc.     PETsMART.com     Total        PETsMART, Inc.   PETsMART.com      Total
                                        --------------     ------------     -----        --------------   ------------      -----
Store operating expenses                  4,024 (1)         (424) (1)       3,600           2,950 (2)      (2,950)(2)      3,907
                                                                                            4,471 (1)        (564)(1)
General and administrative expenses         427 (3)         (427) (3)      (1,801)            716 (3)        (716)(3)     (2,558)
                                          1,182 (1)       (4,782) (1)                       1,349 (9)
                                          1,799 (9)                                         1,313 (1)      (5,220)(1)
Interest income                              --               --               --          (1,495)(5)          --         (1,495)
Interest expense                             --               --               --              --           1,495 (5)      1,495
Equity loss in PETsMART.com              29,061 (6)           --           29,061          27,171 (6)          --         27,171
Income tax expense (benefit)            (21,184)(7)           --          (21,184)         (8,951)(7)          --         (8,951)
Minority interest in subsidiary              --          (10,725) (8)     (10,725)             --         (10,265)(8)    (10,265)

(1) Represents the elimination of costs for the fulfillment of orders for PETsMART.com by PETsMART Direct (a wholly owned subsidiary of the Company), including product development support.

(2) Represents the elimination of cross-marketing and advertising expenses incurred during the thirty-nine weeks ended October 29, 2000.

(3) Represents the elimination of general and administrative expenses, including salaries, rent, professional fees, and other.

(4) Upon the consummation of the Transaction, the Company cancelled all PETsMART.com employee unvested options and restricted stock and terminated the employee stock option plan. Employees of PETsMART.com will be eligible for participation in the Company's employee stock option plans, which are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense is recognized for grants under the Company's option plans. Excluding the compensation charges recorded by PETsMART.com for the original options granted under the cancelled plan would result in the following pro forma net loss for each period:

                                                    Fiscal        Thirty-nine
                                                  Year-Ended      Weeks Ended
                                                  January 30,     October 29,
                                                     2000            2000
                  Pro Forma Net Loss               $(30,060)       $(13,377)
                  Stock compensation                  3,029           8,052
                  Minority interest                    (554)         (1,474)
                  Tax benefit                        (1,267)         (3,028)
                                                   --------        --------
                  Adjusted Pro Forma Net Loss      $(28,852)       $ (9,827)
                                                   ========        ========

(5) Represents the elimination of intercompany interest during the thirty-nine weeks ended October 29, 2000.

(6) Represents the reversal of equity method accounting prior to the transaction.

(7) Represents the income tax benefit that would have been generated from the consolidation of PETsMART.com into the consolidated tax returns of PETsMART, Inc.

(8) Represents the recognition of the 18.3% minority interest in the pre-tax loss of PETsMART.com. Pursuant to the Tax Sharing Agreement entered into as part of the Transaction, the Company retains all tax benefits related to losses generated by PETsMART.com. Therefore, no pro forma tax benefit has been allocated to the minority interest.

(9) Represents amortization of goodwill recognized in connection with the Transaction. The Company has assigned goodwill a life of five years.